                                                                   Exhibit 11(a)


                         INDEPENDENT AUDITORS' CONSENT

The Board of Trustees of
  INTRUST Funds Trust:


We consent to use of our report dated April 3, 1998 for the Master Investment Portfolio as incorporated herein by reference and to the reference to our firm under the headings "Independent Auditors" and "Financial Statements" in the Statement of Additional Information included herein. We also consent to the use of our report for the INTRUST Funds Trust dated December 19, 1997 as incorporated by reference in the INTRUST Funds Trust -- Statement of Additional Information dated March 2, 1998 as previously filed with the Securities and Exchange Commission and to the reference to our firm under the heading "Independent Auditors" and "Financial Statements" in that Statement of Additional Information which has been incorporated by reference in its entirety herein.

/s/ KPMG Peat Marwick LLP

Columbus, Ohio
August 10, 1998